LPL Financial

LPL FINANCIAL
ATTN: ALTERNATIVE INVESTMENTS
1055 LPL WAY
FORT MILL, SC 29715

FS INVESTMENT CORPORATION II

Information enclosed regarding your investment

E48100-TBD

May 21, 2018

Dear Account Holder(s):

We are required to forward you the enclosed information regarding the security shown above in which you are a holder. If you have any questions pertaining to this notice, please contact your Financial Advisor.

FS INVESTMENT CORPORATION II
THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.
IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME,
KINDLY DISREGARD THIS NOTICE.

No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the ''Offer'') by FS Investment Corporation II (the ''Company''). The purpose of this Offer is to provide liquidity to holders of shares of the Company's common stock (''Shares''), for which there is otherwise no public market, by offering to repurchase some or all of their Shares at a price equal to the price at which Shares are issued pursuant to the Company's distribution reinvestment plan on June 29, 2018 (the ''Purchase Price''). The Purchase Price (and the price at which Shares will be issued pursuant to the Company's distribution reinvestment plan) will be determined by the Company's board of directors (the ''Board'') or a committee thereof, in its sole discretion, and will be (i) not less than the net asset value per Share (the ''NAV Per Share'') of the Company's common stock (as determined in good faith by the Board or a committee thereof, in its sole discretion) immediately prior to June 29, 2018 and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The most recent price at which Shares were issued pursuant to the Company's distribution reinvestment plan on April 30, 2018 was $8.60 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer period will begin on or before May 30, 2018 and end at 4:00 P.M., Eastern Time, on June 28, 2018. Subject to the limitations contained in the Offer to Purchase, which is available at www.shareholder.broadridge.com/FSInvestments or by mail as noted below, all properly completed and duly executed letters of transmittal received by the Company will be processed on or about July 2, 2018.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES PURSUANT TO THE OFFER, PLEASE DISREGARD THIS NOTICE. The Company will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares. If you would like to tender a portion or all of your Shares for repurchase at the Purchase Price, please follow the instructions below. Please see the Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that the Company is only offering to repurchase up to the lesser of (i) 8,134,082 Shares (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the expiration of the Offer (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the expiration of the Offer.

All requests to tender Shares must be received in good order by the Company by 4:00 P.M., Eastern Time, on June 28, 2018.

TO INITIATE A TENDER REQUEST:
Visit www.shareholder.broadridge.com/FS to enter the Control number noted above along with the PIN (last four digits of the primary owner's social security number or tax ID). Once one selects the number of shares and clicks the Submit button, one will be directed to "Print, Sign and Mail" the Letter of Transmittal. Please complete the LPL AI-10 Form and submit both the Letter of Transmittal and LPL AI-10 forms to LPL for review and processing.

Please use this mailing address when submitting forms to LPL: LPL Financial, Attn: Alternative Investments, 1055 LPL Way, Fort Mill, SC 29715.

Please see additional instructions on the other side. If you have any questions, please call your Financial Advisor.

Sincerely,
Michael C. Forman
President and Chief Executive Officer
FS INVESTMENT CORPORATION II

E48101-TBD

Frequently Asked Questions

- **How do I tender my shares?**

Please visit www.shareholder.broadridge.com/FS and log in using the Control number located on the front page of this notice and the PIN (last four digits of the primary owner's social security number or tax ID). Please follow the prompts at the top of the page to access the Tender forms.

- **Do I have the option to mail in my Tender forms?**

Yes, the Tender forms may be submitted by mail.

Please mail the completed Tender form, along with the LPL AI-10 forms to LPL for review and processing to the following address:

LPL Financial
Attn: Alternative Investments
1055 LPL Way
Fort Mill, SC 29715

Please assure that all pages are visible and included when mailing in your forms.

- **What needs to be done if I do not wish to tender my shares at this time?**

If you do not wish to tender your shares at this time, no action is required; please disregard this notice.

- **When will the Offer expire?**

The Offer will expire at 4:00 P.M., Eastern Time, on June 28, 2018, unless extended.